Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to S-3 Registration Statement (333-118476) and related Prospectus of SBC Communications Inc. for the registration of debt securities, preferred stock, depositary shares and common stock of SBC Communications Inc. having an aggregate maximum public offering price of $10,500,000,000 and to the incorporation by reference therein of our report dated February 9, 2004 (except for Note 17, as to which the date is February 19, 2004), with respect to the consolidated financial statements of SBC Communications Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our report dated March 8, 2004 with respect to the financial statement schedules of SBC Communications Inc. for the years ended December 31, 2003, 2002, and 2001 included in the Annual Report (Form 10-K) for 2003 filed with the Securities and Exchange Commission.

By:      /s/ Ernst & Young LLP
            ERNST & YOUNG LLP

San Antonio, Texas
November 4, 2004